As filed with the Securities and Exchange Commission on January 4, 2024.

Registration No. 333-275443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________

Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________________

EVOKE PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-8447886
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

420 Stevens Avenue, Suite 230

Solana Beach, CA 92075

Telephone: (858) 345-1494

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________________________

David A. Gonyer, R.Ph.

Chief Executive Officer and Director

Evoke Pharma, Inc.

420 Stevens Avenue, Suite 230

Solana Beach, CA 92075

Telephone: (858) 345-1494

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________________

Copies to:
Matthew T. Bush Cheston J. Larson Anthony Gostanian Latham and Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 (858) 523-5400	Richard A. Friedman Stephen A. Cohen Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 (212) 653-8700

______________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

______________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 4, 2024

Up to 14,563,000 Shares of Common Stock

Up to 14,563,000 Pre-Funded Warrants to Purchase Shares of Common Stock

Up to 14,563,000 Common Warrants to Purchase Shares of Common Stock

Up to 29,126,000 Shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants

Evoke Pharma, Inc.

We are offering 14,563,000 shares of our common stock and accompanying common warrants to purchase up to 14,563,000 shares of our common stock (the “Common Warrants”), at an assumed combined public offering price of $1.03 per share of common stock and accompanying Common Warrant (equal to the last sale price of our common stock as reported by The Nasdaq Capital Market on January 2, 2024). The Common Warrants have an exercise price per share equal to 100% of the price per share of the common stock sold in the offering, are exercisable immediately, subject to certain limitations described herein, and will have a five-year term. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the Common Warrants.

We are also offering to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (the "Pre-Funded Warrants"), in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%, 14.99%, or 19.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price of $0.0001 per share of common stock. The public offering price per Pre-Funded Warrant and accompanying Common Warrant, is equal to the public offering price per share of common stock and accompanying Common Warrant less $0.0001. Each Pre-Funded Warrant will be exercisable upon issuance and will expire when exercised in full. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the Pre-Funded Warrants. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because a Common Warrant is being sold together in this offering with each share of common stock and, in the alternative, each Pre-Funded Warrant to purchase one share of common stock, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and Pre-Funded Warrants sold. The shares of common stock or Pre-Funded Warrants, as applicable, and the accompanying Common Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

Our common stock is listed on The Nasdaq Capital Market under the symbol “EVOK”. The closing price of our common stock on January 2, 2024, as reported by The Nasdaq Capital Market, was $1.03 per share. There is no established public trading market for the Pre-Funded Warrants or the Common Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Pre-Funded Warrants or the Common Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants and the Common Warrants will be limited.

The public offering price per share of common stock and accompanying Common Warrant and any Pre-Funded Warrant and accompanying Common Warrant, as the case may be, will be determined by us at the time of pricing, may be at a discount to the current market price, and the recent market price used throughout this prospectus may not be indicative of the final public offering price.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and the documents incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

We are a “smaller reporting company” as defined under federal securities law and we have elected to comply with certain reduced public company reporting requirements available to smaller reporting companies. See the section titled “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share of Common	Per Pre-Funded Common
		Stock and accompanying	Warrant and accompanying
		Common Warrant	Common Warrant	Total
Public offering price	$
Underwriting discounts and commissions (1)	$
Proceeds to Evoke Pharma, Inc., before expenses	$

(1) Does not include 1% management fee payable to the representatives of the underwriters. See “Underwriting” beginning on page 32 of this prospectus for additional information regarding the compensation payable to the underwriters

We have granted the underwriters an option for a period of 30 days to purchase up to 2,184,450 additional shares of common stock and/or additional Pre-Funded Warrants and up to an additional 2,184,450 Common Warrants from us at the public offering price, less the underwriting discount, to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about , 2024.

Book-Running Managers

Craig-Hallum Laidlaw & Company (UK) Ltd.

____________________________

The date of this prospectus is , 2024.

____________________________

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission (“SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the late date modifies or supersedes the earlier statement.

We have not and the underwriters have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to “Evoke Pharma,” “Evoke,” “the Company,” “we,” “us” and “our” refer to Evoke Pharma, Inc.

Overview

We are a specialty pharmaceutical company focused primarily on the development and commercialization of drugs to treat gastrointestinal (“GI”) disorders and diseases. Since our inception, we have devoted our efforts to developing our sole product, Gimoti® (metoclopramide) nasal spray, the first and only nasally-administered product indicated for the relief of symptoms in adults with acute and recurrent diabetic gastroparesis. In June 2020, we received approval from the U.S. Food and Drug Administration (“FDA”) for our 505(b)(2) New Drug Application for Gimoti (the “Gimoti NDA”). We launched commercial sales of Gimoti in the United States in October 2020 through our commercial partner, Eversana Life Science Services, LLC (“Eversana”).

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which food in an individual’s stomach takes too long to empty resulting in a variety of serious GI symptoms and systemic metabolic complications. The gastric delay caused by gastroparesis can also compromise absorption of orally administered medications. In May 2023, we reported results from a study conducted by Eversana which showed diabetic gastroparesis patients taking Gimoti had significantly fewer physician office visits, emergency department visits, and inpatient hospitalizations compared to patients taking oral metoclopramide. This overall lower health resource utilization reduced patient and payor costs by approximately $15,000 during a six-month time period for patients taking Gimoti compared to patients taking oral metoclopramide.

Gastroparesis frequently occurs in individuals with diabetes, but is also observed in patients with prior gastric surgery, a preceding infectious illness, pseudo-obstruction, collagen vascular disorders and anorexia nervosa. In some patients with gastroparesis, no cause can be identified, which is referred to as idiopathic gastroparesis. According to the American Motility Society Task Force on Gastroparesis, the prevalence of gastroparesis is estimated to be up to 4% of the United States population. Signs and symptoms of gastroparesis may include nausea, early satiety, bloating, prolonged fullness, upper abdominal pain, vomiting and retching. Patients may experience any combination of signs and symptoms with varying frequency and degrees of severity.

In addition, we believe the increased use of GLP-1 (glucagon-like peptide-1) agonists could increase the number of people suffering from gastroparesis. GLP-1 receptor agonists affect glucose control through several mechanisms, including enhancement of glucose-dependent insulin secretion, slowed gastric emptying, and reduction of postprandial glucagon and food intake. Slow gastric emptying may potentially lead to symptoms similar to gastroparesis. Although definitive evidence attributing GLP-1 agonists specifically to causing gastroparesis is limited, a recent study published in the Journal of the American Medical Association found that use of GLP-1 agonists for weight loss compared with use of bupropion-naltrexone was associated with increased risk of pancreatitis, bowel obstruction and gastroparesis. While these adverse events from GLP-1 agonists are rare, we believe it could have an impact on the gastroparesis market, considering the increased use, the large population expected to be treated and the incidence rate.

Patients with diabetic gastroparesis may experience impaired glucose control due to unpredictable gastric emptying and altered absorption of orally administered drugs, which may affect the severity of their signs and symptoms. Any combination of issues or signs and symptoms may cause complications such as malnutrition, esophagitis, and Mallory‑Weiss tears. Gastroparesis adversely affects the lives of patients with the disease, resulting in decreased social interaction, poor work functionality, and the development of anxiety and/or depression.

We believe nasal spray administration has the potential to provide our target population of diabetic gastroparesis patients with a preferred treatment option over the tablet formulation for several important reasons: (1) unlike metoclopramide tablets which may be absorbed erratically due to gastroparesis itself, Gimoti is designed to bypass the digestive system to allow for more predictable absorption without needing to determine if a patient’s stomach is functioning; (2) during episodes of vomiting, Gimoti may provide predictable drug absorption through the nasal mucosa; and (3) for gastroparesis patients experiencing nausea and are not wanting to swallow a pill or water, a nasal spray may be better tolerated than an oral medication.

In January 2020, we entered into a commercial services agreement with Eversana (as amended to date, the “Eversana Agreement”) for the commercialization of Gimoti. Pursuant to the Eversana Agreement, Eversana commercializes and distributes Gimoti in the United States. Eversana also manages the marketing of Gimoti to targeted health care providers, as well as the sales and distribution of Gimoti in the United States. In 2020, we borrowed $5 million from Eversana pursuant to a revolving credit facility (the “Eversana Credit Facility”) which expires on December 31, 2026, unless terminated earlier pursuant to its terms. The maturity date of all amounts, including interest, borrowed under the Eversana Credit Facility will be 90 days after the expiration or earlier termination of the Eversana Agreement. As of September 30, 2023, there were approximately $60.4 million in cumulative unreimbursed commercialization costs under the agreement (“Cumulative Deferred Costs”), to be payable only as net product profits are recognized, or upon certain termination events as described below. The Eversana Agreement terminates on December 31, 2026, unless terminated earlier pursuant to its terms. Among other reasons, either party has the right to terminate the Eversana Agreement upon 30 days prior written notice if the net profit under the agreement is negative for any two consecutive calendar quarters (the “Net Profit Quarterly Termination Right”). As of September 30, 2023, either party had the right to exercise the Net Profit Quarterly Termination Right, which either party could have done until November 29, 2023, which was the end of the 60-day period following the end of the quarter. Each party will continue to have the option to exercise this termination right for the 60-day period following the end of future quarters so long as the net profit under the agreement remains negative for consecutive quarters. Either party may also terminate the Eversana Agreement upon a change of control of our ownership. In the event that we initiate such termination, we shall pay to Eversana a one-time payment equal to all of Eversana’s unreimbursed costs (including the Cumulative Deferred Costs) plus a portion of Eversana’s commercialization costs incurred in the 12 months prior to termination. If Eversana initiates such termination following a change of control, none of the Cumulative Deferred Costs incurred by Eversana will be due from Evoke. If Eversana terminates the agreement due to an uncured material breach by us or if we terminate the Eversana Agreement in certain circumstances, including if we exercise the Net Profit Quarterly Termination Right, we have agreed to reimburse Eversana for its unreimbursed commercialization costs for the prior twelve-month period and certain other costs. Upon expiration of the agreement, none of the Cumulative Deferred Costs incurred by Eversana will be due from Evoke. Upon expiration or termination of the agreement, we will retain all profits from product sales and assume all corresponding commercialization responsibilities.

To date, we have only generated modest sales of Gimoti. We have incurred losses every year since our inception. These operating losses resulted from expenses incurred in connection with advancing Gimoti through development activities, from pre-commercialization and commercialization costs and from other general and administrative costs associated with operating our business. We expect to continue to incur operating losses until revenues from the sales of Gimoti exceed our expenses, if ever. We may never become profitable, or if we do, we may not be able to sustain profitability on a recurring basis.

Our Strategy

Our objective is to develop and bring to market products to treat acute and chronic GI disorders that are not satisfactorily treated with current therapies and represent significant market opportunities. Our business strategy is to:

•
Successfully commercialize Gimoti in the United States. Through our commercialization agreement with Eversana, we have built a commercial infrastructure to allow us to directly market Gimoti in the United States. We have engaged Eversana to utilize its internal sales organization, along with other commercial functions, for market access, marketing, distribution, and other related patient support services. If Eversana terminates the agreement, our plan moving forward to commercialize Gimoti is to initially employ a primarily digital marketing strategy. In addition, we may hire a select number of direct sales representatives to commercialize Gimoti.
•
Further development of Gimoti with a lower dosage strength to expand our market potential. We are evaluating the design of a single dose pharmacokinetics (“PK”) clinical trial of Gimoti, based on an FDA post-marketing commitment. This trial will be designed to characterize dose proportionality of a lower dosage strength of Gimoti to accommodate patients that may require further dosage adjustments, with initiation timing pending additional feedback from the FDA.
•
Seek partnerships to accelerate and maximize the potential for Gimoti. We continue to evaluate partnering opportunities with pharmaceutical companies that have established development and sales and marketing capabilities to potentially enhance and accelerate the development and commercialization of Gimoti, including the potential to explore regulatory approval outside the United States.
•
In-license or acquire additional clinical or commercial stage product candidates for the treatment of GI diseases. We may opportunistically in-license or acquire additional programs targeting GI diseases, leveraging our prior development experience.

Financial Update

Our financial statements for the quarter and year ended December 31, 2023, will not be available until after this offering is completed and consequently will not be available to you prior to investing in our securities offered in this offering. Based upon preliminary estimates and information available to us as of the date of this registration statement, we expect to report that we had approximately $4.7 million of cash and cash equivalents as of December 31, 2023. We have not yet completed our quarter-end financial close process for the quarter ended December 31, 2023. This estimate of our cash and cash equivalents as of December 31, 2023 is preliminary, has not been audited and is subject to change upon completion of our financial statement closing procedures. Additional information and disclosure would be required for a more complete understanding of our financial position and results of operations as of December 31, 2023. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary result and, accordingly, does not express an opinion or any other form of assurance about it.

Intellectual Property and Proprietary Rights

Overview

We are building an intellectual property portfolio for Gimoti in the United States and abroad. We seek patent protection in the United States and internationally for our product candidate, its methods of use and manufacture, and for other technologies, where appropriate. Our policy is to actively seek to protect our proprietary position by, among other things, filing patent applications in the United States and abroad relating to proprietary technologies that are important to the development of our business. We also rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

Our business success will depend significantly on our ability to:

•
secure, maintain and enforce patent and other proprietary protection for our core technologies, inventions and know-how;
•
obtain and maintain licenses to key third-party intellectual property owned by such third parties;
•
preserve the confidentiality of our trade secrets; and
•
operate without infringing upon valid, enforceable third-party patents and other rights.

Patent Portfolio

Our patent portfolio consists of patents and patent applications, including the following U.S. patents and patent applications as of December 31, 2023:

•
U.S. Patents 8,334,281; 11,020,361, 11,628,150, and 11,813,231 - Nasal Formulations of Metoclopramide. These patents are expected to expire no earlier than 2030, 2029, 2029, and 2029,

respectively, and claim common priority with two pending US continuation applications (17/366,818 and 17/366,839), each of which, if granted, would be expected to expire no earlier than 2029.
•
U.S. Non-Provisional Patent Application No. 17/381,464 – Treatment of Symptoms Associated with Female Gastroparesis. If granted, this patent is not expected to expire earlier than 2032.
•
U.S. Patent 11,517,545 – Treatment of Moderate and Severe Gastroparesis. This patent is expected to expire no earlier than 2038 and claims common priority with pending US continuation application 18/047,364 which, if granted, would be expected to expire no earlier than 2037 (U.S. Non-Provisional Patent Application No. 18/047,364).

We have also been granted European and Canadian patents for pharmaceutical compositions comprising metoclopramide. These patents are expected to expire no earlier than 2029. We have also been granted European, Japanese, Russian and Mexican patents for the use of intranasal metoclopramide for treating diabetic gastroparesis in human females. These patents are expected to expire no earlier than 2032. Two additional PTC patent applications have been filed related to more recent clinical trial findings.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidate are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Risks Affecting Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our securities. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 10 of this prospectus, and include the following:

•
Our business is entirely dependent on the success of Gimoti, which may never generate sufficient sales to become profitable.
•
Even if this offering is successful, we will require substantial additional funding and may be unable to raise capital when needed, which would force us to liquidate, dissolve or otherwise wind down our operations.
•
We have no internal sales, marketing or distribution capabilities currently and rely on Eversana, and may rely on other third parties, for the commercialization of Gimoti, and we and they may not be able to effectively market, sell and distribute Gimoti. If the Eversana Agreement is terminated, we would need to secure one or more third party service provider(s), or invest significant amounts of financial and management resources to develop our own capabilities, to commercialize Gimoti.
•
Any termination or suspension of, or delays in the completion of, the post-marketing PK trial of Gimoti or any other future clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.
•
We and Eversana will need to retain qualified sales and marketing personnel and collaborate in order to successfully commercialize Gimoti.
•
Use of Gimoti or any future product candidates we may develop could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude approval, cause us to suspend or discontinue clinical trials, abandon a product candidate, limit the commercial profile of the approved labeling, or result in other significant negative consequences that could severely harm our business, prospects, operating results and financial condition.

•
Even though FDA has approved Gimoti for the relief of symptoms in adults with acute and recurrent diabetic gastroparesis, we will remain subject to significant post-marketing regulatory requirements and oversight.
•
It will be difficult for us to profitably sell Gimoti if coverage and reimbursement are limited.
•
We rely and will continue to rely on outsourcing arrangements for many of our activities, including commercialization activities and supply of Gimoti.
•
We face substantial competition, which may result in others selling their products more effectively than we do, and in others discovering, developing or commercializing product candidates before, or more successfully, than we do.
•
It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights. Any impairment of our intellectual property rights may materially affect our business.
•
Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.
•
Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.
•
We have incurred significant operating losses since inception, and we expect to incur losses for the foreseeable future. We may never become profitable or, if achieved, be able to sustain profitability.
•
If we fail to meet all applicable Nasdaq Capital Market requirements and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies such as including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act of 2002, as amended; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Corporate Information

We were formed under the laws of the state of Delaware in January 2007. Our principal executive offices are located at 420 Stevens Avenue, Suite 230, Solana Beach, California 92075, and our telephone number is (858) 345-1494.

Our website address is www.evokepharma.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

THE OFFERING

Common stock offered by us

Up to 14,563,000 shares of our common stock (or up to 16,747,450 shares, if the underwriters exercise their over-allotment option in full) based on an assumed combined public offering price of $1.03 per share of common stock and accompanying Common Warrant, which is the last reported sale price of our common stock on The Nasdaq Capital Market on January 2, 2024, and assuming no sale of any Pre-Funded Warrants.

Pre-Funded Warrants offered by us

We are also offering to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants, in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%, 14.99%, or 19.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of our common stock. Each Pre-Funded Warrant will be exercisable upon issuance for one share of our common stock and will expire when exercised in full. The purchase price of each Pre-Funded Warrant will equal the public offering price per share of common stock and accompanying Common Warrant less $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. The exercise price and number of shares of common stock issuable upon exercise will be subject to certain further adjustments as described herein. See “Description of Securities” on page 19 of this prospectus.

For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because a Common Warrant to purchase one share of our common stock is being sold together in this offering with each share of common stock and, in the alternative, each Pre-Funded Warrant to purchase one share of common stock, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and Pre-Funded Warrant sold.

Common Warrants offered by us

Common Warrants to purchase an aggregate of up to 14,563,000 shares of our common stock (or up to 16,747,450 shares, if the underwriters exercise their over-allotment option in full) based on an assumed combined public offering price of $1.03 per share of common stock and accompanying Common Warrant, which is the last reported sale price of our common stock on The Nasdaq Capital Market on January 2, 2024. Each share of our common stock and/or each Pre-Funded Warrant to purchase one share of our common stock is being sold together with a Common Warrant to purchase one share of our common stock. Each Common Warrant has an assumed exercise price per share equal to $1.03 per share (representing 100 % of the price per share of the common stock sold in the offering), is immediately exercisable and will have a term of five-years from the date of issuance. The shares of common stock or the Pre-Funded Warrants, as the case may be, and the accompanying Common Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This offering also relates to the offering of the shares of common stock issuable upon exercise of the Common Warrants. The exercise price and number of shares of common stock issuable upon exercise will be subject to certain further adjustments as described herein See “Description of Securities” on page 18 of this prospectus.

Each Common Warrant is exercisable for one share of our common stock (subject to adjustment as provided therein) at any time at the option of the holder, provided that the holder will be prohibited from exercising its Common Warrant for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% (or, at the election of the purchaser, 9.99%, 14.99%, or 19.99%) of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Common stock to be outstanding immediately after this offering

 17,906,070 shares (or 20,090,520 shares if the underwriters exercise their over-allotment option in full), assuming no sale of any Pre-Funded Warrants and assuming none of the Common Warrants issued in this offering are exercised.

Over- Allotment Option

We have granted the underwriters a 30-day option to purchase up to 2,184,450 additional shares of common stock and/or Pre-Funded Warrants and up to an additional 2,184,450 Common Warrants at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $13.2 million (or $15.2 million if the underwriters exercise their over-allotment option in full) at an assumed combined public offering price of $1.03 per share and accompanying Common Warrant, which was the closing price of our common stock on The Nasdaq Capital Market on January 2, 2024, after deducting estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering, together with our existing cash and cash equivalents, for working capital and general corporate purposes, including for commercialization activities. We may also use a portion of the net proceeds, together with our existing cash and cash equivalents, to in-license, acquire, or invest in complementary businesses, technologies, products or assets; however, we have no current commitments or obligations to do so. See “Use of Proceeds” for additional information.

Risk factors

See “Risk factors” beginning on page 10 of this prospectus and other information included and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our securities.

Market symbol and trading

Our common stock is listed on The Nasdaq Capital Market under the symbol “EVOK”. There is no established trading market for the Common Warrants or the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Common Warrants or Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Common Warrants and Pre-Funded Warrants will be limited.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 3,343,070 shares outstanding as of September 30, 2023. The number of shares outstanding as of September 30, 2023 as used throughout this prospectus, unless otherwise indicated, excludes:

•
639,601 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2023, at a weighted average exercise price of $14.09 per share;
•
677,850 shares of common stock reserved for future issuance under our 2013 equity incentive award plan and our 2013 employee stock purchase plan as of September 30, 2023.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•
no exercise of any outstanding options referred to above;
•
no exercise of the Pre-Funded Warrants, if any, the Common Warrants or the warrants to be issued to the underwriters issued in this offering; and

•
no exercise of the underwriters’ option to purchase additional shares and/or Pre-Funded Warrants from us.

RISK FACTORS

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, as amended by our Quarterly Reports on Form 10-Q as may be further amended, supplemented or superseded from time to time by our subsequent filings under the Exchange Act which are incorporated by reference in this prospectus in their entirety, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our securities. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to this Offering

Even if this offering is successful, we will require substantial additional funding and may be unable to raise capital when needed, which would force us to liquidate, dissolve or otherwise wind down our operations.

Our operations have consumed substantial amounts of cash since inception. We believe, based on our current operating plan, that our cash and cash equivalents as well as future cash flows from net sales of Gimoti, together with the net proceeds from this offering, will be sufficient to fund our operations for at least the next two years. This estimate of cash runway could be shortened if there are any significant increases in planned spending on commercialization activities, including for marketing and manufacturing of Gimoti, and our selling, general and administrative costs to support operations, or as a result of any termination of the Eversana Agreement. As of September 30, 2023, we and Eversana each have the right to exercise the Net Profit Quarterly Termination Right and terminate the Eversana Agreement, which right either party may exercise for a 60-day period following the end of the quarter. We and Eversana will continue to have the option to exercise this termination right for the 60-day period following the end of future quarters so long as the net profit under the agreement remains negative for consecutive quarters. If the Net Profit Quarterly Termination Right is exercised, the outstanding principal and interest under the Eversana Credit Facility would be due within 90 days after the effective date of such termination. This would materially and adversely affect our near-term liquidity needs and cash runway. Even if this offering is successful, we anticipate that we will be required to raise additional funds through debt, equity or other forms of financing, such as potential collaboration arrangements, to fund future operations and continue as a going concern. There can be no assurance that we will be able to raise additional funds on acceptable terms, or at all. Because our business is entirely dependent on the success of Gimoti, if we are unable to secure additional financing, successfully commercialize Gimoti or identify and execute on other commercialization or strategic alternatives for Gimoti or our Company, we will be required to curtail all of our activities and may be required to liquidate, dissolve or otherwise wind down our operations. Any of these events could result in a complete loss of your investment in our securities.

Our estimates of the amount of cash necessary to fund our activities may prove to be wrong and we could spend our available financial resources much faster than we currently expect. Our future funding requirements will depend on many factors, including, but not limited to:

•
the commercial success of Gimoti;
•
the repayment of the outstanding principal and interest under the Eversana Credit Facility, approximately $6.5 million as of September 30, 2023, to be payable if we or Eversana exercise the Net Profit Quarterly Termination Right, or upon other certain termination events;
•
the repayment of unreimbursed commercialization costs to Eversana, approximately $60.4 million as of September 30, 2023, to be payable only as net product profits are recognized, or upon certain termination events;
•
the costs of commercialization activities, including costs associated with commercial manufacturing and distribution;
•
competition with well-established products approved earlier by FDA, including oral and intravenous forms of metoclopramide, the same active ingredient in the nasal spray for Gimoti;
•
our ability to manufacture sufficient quantities of Gimoti to meet demand, including whether our contract manufacturers, suppliers, and/or consultants are able to meet appropriate timelines;

•
the progress and costs of the post-marketing commitment PK clinical trial of Gimoti to characterize dose proportionality of a lower dose strength of Gimoti and the costs of any additional clinical trials we may pursue to expand the indication of Gimoti;
•
our ability to obtain, maintain and enforce our patents and other intellectual property rights and the costs incurred in doing so;
•
claims by third parties that Gimoti and any other product candidates infringe their proprietary rights, which may result in liability for damages or prevent or delay our developmental and commercialization efforts;
•
the terms and timing of any collaborative, licensing, co-promotion or other arrangements that we may establish;
•
costs associated with any other product candidates that we may develop, in-license or acquire; and
•
health epidemics and outbreaks or other natural or manmade disasters which could significantly disrupt our operations or the operations of third parties on whom we rely.

Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If adequate funds are not available to us, we may not be able to make scheduled debt payments on a timely basis, or at all, and may be required to delay, limit, reduce or cease our operations. Furthermore, the issuance of additional shares or other securities by us, or the possibility of such issuance, may cause the market price of our shares to decline and dilute the holdings of our existing stockholders. If we raise additional funds by incurring debt, the terms of the debt may involve significant cash payment obligations, as well as covenants and specific financial ratios that may restrict our ability to operate our business. We cannot provide any assurance that our existing capital resources will be sufficient to enable us to identify or execute a viable plan for continued clinical development of Gimoti or to otherwise continue as a going concern.

If you purchase our securities sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

Based on an assumed public offering price of $1.03 per share and accompanying Common Warrant, the last reported sale price of our common stock on The Nasdaq Capital Market on January 2, 2024 ,and our as adjusted net tangible book value per share as of September 30, 2023, if you purchase securities in this offering, you will experience a decrease of $0.34 per share in the net tangible book value of the common stock you purchase representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed public offering price per share of common stock. The exercise of outstanding stock options and warrants, including those sold in this offering, will, however, result in dilution of your investment. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities exercisable, convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of our existing cash and cash equivalents and the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash and cash equivalents and the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our existing cash and cash equivalents and the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The sale of our common stock in this offering, including any shares issuable upon exercise of any Pre-Funded Warrants or Common Warrants, and any future sales of our common stock, or the perception that such sales could occur, may depress our stock price and our ability to raise funds in new stock offerings.

We may from time-to-time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. Sales of shares of our common stock in this offering, including any shares issuable upon exercise of any Pre-Funded Warrants or Common Warrants issued in this offering and in the public market following this offering, or the perception that such sales could occur, may lower the market price of our common stock and may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

There is no public market for the Pre-Funded Warrants or Common Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Common Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-Funded Warrants and the Common Warrants will be limited.

We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Common Warrants.

Each Pre-Funded Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the Pre-Funded Warrants. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants.

Each Common Warrant may be exercised by way of a cashless exercise if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of our common stock issuable upon exercise of the Common Warrants to the holder.

Significant holders or beneficial holders of our common stock may not be permitted to exercise Pre-Funded Warrants that they hold.

A holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrants which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%, 14.99%, or 19.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise. Such percentage may be increased or decreased by written notice by the holder of the Pre-Funded Warrants to any other percentage not in excess of 9.99%, 14.99%, or 19.99%. Such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to us. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Pre-Funded Warrants.

The Common Warrants being offered may not have value.

The Common Warrants being offered by us in this offering have an exercise price of $1.03 per share, subject to certain adjustments, and expire five years following the date of issuance, upon which date such Common Warrants will expire and have no further value. In the event that the market price of our common stock does not exceed the exercise price of the Common Warrants during the period when they are exercisable, the Common Warrants may not have any value.

Holders of Pre-Funded Warrants and Common Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants or Common Warrants and acquire our common stock.

Until holders of Pre-Funded Warrants or Common Warrants acquire shares of our common stock upon exercise of such warrants, holders of Pre-Funded Warrants and Common Warrants will have no rights with respect to the shares of our common stock underlying such Pre-Funded Warrants and Common Warrants. Upon exercise of the Pre-Funded Warrants and Common Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we fail to meet all applicable Nasdaq Capital Market requirements and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

Our common stock is listed on The Nasdaq Capital Market. In order to maintain our listing, we must meet minimum financial and other requirements, including requirements for a minimum amount of capital, a minimum closing bid price per share of $1.00 and continued business operations so that we are not characterized as a “public shell company.”

On May 24, 2023, we received a written notice from Nasdaq indicating that, based on our stockholders’ equity of $2.1 million as of March 31, 2023, as reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, we were not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”). As required by Nasdaq, we submitted our plan to regain compliance with the Minimum Stockholders’ Equity Requirement and Nasdaq granted us an extension until November 20, 2023 to regain compliance. Following notice on November 21, 2023 from Nasdaq that we had not met the Minimum Stockholders’ Equity Requirement, we requested a hearing before the Nasdaq Hearings Panel (the “Hearings Panel”) and on December 9, 2023, Nasdaq notified the Company that the hearing was scheduled for February 15, 2024. Any further action by Nasdaq will be stayed pending the conclusion of the hearing process. There can be no assurance that the Hearings Panel will grant our request for continued listing or that we will be able to evidence compliance prior to the expiration of any extension that may be granted by the Hearings Panel. If the Hearings Panel does not grant our request for continued listing, we may be subject to delisting from The Nasdaq Capital Market. There can no assurances that we will regain compliance with the Minimum Stockholders’ Equity Requirement or the other Nasdaq continued listing requirements.

In the event that our common stock is delisted from the Nasdaq Capital Market and is not eligible for quotation or listing on another market or exchange, trading of our common stock could be conducted only in the over-the-counter market. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein are forward-looking statements, including statements regarding our future results of operations and financial position, business strategy, commercial activities to be conducted by Eversana, prospective products, product approvals, the pricing and reimbursement for Gimoti, future regulatory developments, research and development costs, the timing and likelihood of commercial success, the potential to develop future product candidates, plans and objectives of management for future operations, and future results of current and anticipated products. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, which we discuss in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors” and elsewhere in this prospectus. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus or the documents incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $13.2 million, or $15.2 million if the underwriters exercise in full their option to purchase additional shares, based on an assumed public offering price of $1.03 per share and accompanying Common Warrant, which was the closing price of our common stock on The Nasdaq Capital Market on January 2, 2024, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. These estimates exclude the proceeds, if any, from the exercise of Common Warrants and Pre-Funded Warrants sold in this offering, if any.

Each $0.25 increase (decrease) in the assumed public offering price of $1.03 per share and accompanying Common Warrant, would increase (decrease) the net proceeds to us by approximately $3.3 million, assuming that the number of shares of common stock, Common Warrants and Pre-Funded Warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares of common stock (or common stock underlying Pre-Funded Warrants) and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by approximately $0.9 million, assuming the assumed public offering price per share of common stock and accompanying Common Warrant remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for working capital and general corporate purposes, including for commercialization activities. We may also use a portion of the net proceeds, together with our existing cash and cash equivalents, to in-license, acquire, or invest in complementary businesses, technologies, products or assets; however, we have no current commitments or obligations to do so.

We believe, based on our current operating plan, that our cash and cash equivalents as well as future cash flows from net sales of Gimoti, together with the net proceeds from this offering, will be sufficient to fund our operations for at least the next two years. However, the amounts and timing of our actual expenditures will depend on numerous factors, including the amount of future Gimoti sales, any unexpected increases in planned spending on commercialization activities, including as a result of any termination of the Eversana Agreement or otherwise for marketing and manufacturing of Gimoti, and our general and administrative costs to support operations, and other factors described under “Risk Factors” in this prospectus and in the documents incorporated by reference herein, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed public offering price per share and accompanying Common Warrant and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Historical net tangible book value (deficit) per share is determined by dividing our total tangible assets less our total liabilities by the total number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of September 30, 2023 was approximately ($0.9) million, or ($0.26) per share, based on 3,343,070 shares of common stock outstanding as of that date.

After giving effect to the sale of 14,563,000 shares of common stock and accompanying Common Warrants in this offering, at an assumed public offering price of $1.03 per share and accompanying Common Warrant, which was the closing price of our common stock on the Nasdaq Capital Market on January 2, 2024, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $12.3 million, or $0.69 per share. This represents an immediate increase in as adjusted net tangible book value of $0.95 per share to our existing stockholders and an immediate dilution of $0.34 per share to new investors purchasing shares of our securities in this offering.

The following table illustrates this dilution to new investors on a per share basis:

Assumed combined public offering price per share and accompanying Common Warrant		$1.03
Historical net tangible book value (deficit) per share as of September 30, 2023	$(0.26)
Increase in net tangible book value (deficit) per share attributable to new investors participating in this offering	0.95
As adjusted net tangible book value per share after this offering		0.69
Dilution per share to new investors participating in this offering		$0.34

Each $0.25 increase (decrease) in the assumed public offering price of $1.03 per share and accompanying Common Warrant, which was the closing price of our common stock on The Nasdaq Capital Market on January 2, 2024, would increase (decrease) the as adjusted net tangible book value by approximately $3.3 million, or $0.19 per, share and increase (decrease) the dilution per share to new investors by $0.07 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock and accompanying Common Warrants we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares and accompanying Common Warrant we are offering would increase (decrease) our as adjusted net tangible book value by approximately $0.9 million, or $0.01 per share, and decrease (increase) the dilution per share to new investors participating in this offering by $0.01 per share, assuming that the assumed public offering price per share and accompanying Common Warrant remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will change based on the actual public offering price, number of shares and other terms of this offering determined at pricing.

If the underwriters exercise their option to purchase additional shares and/or Pre-Funded Warrants in full, our as-adjusted net tangible book value as of September 30, 2023 would be $14.4 million, or $0.72 per share, representing an increase in the net tangible book value to existing stockholders of $0.98 per share and immediate dilution of $0.31 per share to new investors purchasing shares of our common stock and accompanying Common Warrants in this offering.

The foregoing tables and calculations (other than the historical net tangible book value calculation) are based on 3,343,070 shares of common stock outstanding as of September 30, 2023, and exclude:

•
639,601 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2023, at a weighted average exercise price of $14.09 per share; and

•
677,850 shares of common stock reserved for future issuance under our 2013 equity incentive award plan and our 2013 employee stock purchase plan as of September 30, 2023.

Assuming the Pre-Funded Warrants were immediately and fully exercised, this would result in an as adjusted net tangible book value per share after this offering of $ million, or $ per share of common stock, which represents a dilution per share to new investors of $ , and an increase in net tangible book value per share to existing stockholders of $ .

In addition, to the extent that any outstanding options or warrants described above are exercised, new options are issued, or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The description of our common stock under the section “Description of Capital Stock” in this prospectus is incorporated herein by reference.

Pre-Funded Warrants

General

The term “pre-funded” refers to the fact that the purchase price of the Pre-Funded Warrants in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.0001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%, 14.99%, or 19.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99%, 9.99%, 14.99%, or 19.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at a nominal price at a later date.

The following is a brief summary of certain terms and provisions of the Pre-Funded Warrants being offered by us. The following description is not complete and is subject in all respects to the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms of the Pre-Funded Warrants.

Exercise Price

Pre-Funded Warrants will have an exercise price of $0.0001 per share. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability

The Pre-Funded Warrants are immediately exercisable and do not expire until exercised in full. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitations

The Pre-Funded Warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (including for such purpose the shares of our common stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 19.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99%, 14.99%, or 19.99% of our outstanding shares of common stock.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder of a Pre-Funded Warrant may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such warrant holders exercise their Pre-Funded Warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, upon consummation of such a fundamental transaction, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Pre-Funded Warrants.

Waivers and Amendments

No term of the Pre-Funded Warrants may be amended or waived without the written consent of the holder of such Pre-Funded Warrant.

Common Warrants

General

The following is a brief summary of certain terms and provisions of the Common Warrants being offered by us. The following description is not complete and is subject in all respects to the provisions of the Common Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Exercise Price

Each Common Warrant offered hereby has an assumed initial exercise price per share equal to $ 1.03 (representing 100% of the price per share of the common stock sold in the offering). The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability

The Common Warrants are immediately exercisable and will expire five years following the date of issuance. The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitations

The Common Warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (including for such purpose the shares of our common stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 19.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of Common Warrants in this offering may also elect prior to the issuance of the Common Warrants to have the initial exercise limitation set at 9.99%, 14.99%, or 19.99% of our outstanding shares of common stock.

Cashless Exercise

If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares of common stock issuable upon exercise of the Common Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Common Warrants.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Common Warrants, and we do not expect a market to develop. We do not intend to list the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such warrant holders exercise their Common Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common stock, upon consummation of such a fundamental transaction, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Common Warrants.

Notwithstanding the foregoing, in the event of a fundamental transaction, we or a successor entity shall, at the holder’s option, exercisable at any time concurrently or within thirty (30) days following the consummation of a fundamental transaction, purchase the Common Warrant by paying to the holder an amount equal to the Black Scholes Value (as defined in each Common Warrant) of the remaining unexercised portion of the Common Warrant on the date of the fundamental transaction. If the fundamental transaction is not within our control, the holders of the Common Warrants will only be entitled to receive from us or a successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination thereof, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Waivers and Amendments

No term of the Common Warrants may be amended or waived without the written consent of the holder of such Common Warrant.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview

Our named executive officers for 2023, which consist of our principal executive officer during 2023 and our two next most highly compensated executive officers during 2023, were:

•
David A. Gonyer, R.Ph., our Chief Executive Officer;
•
Matthew J. D’Onofrio, our President, Chief Operating Officer, Secretary and Treasurer; and
•
Marilyn R. Carlson, D.M.D., M.D., our Chief Medical Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the closing of this offering may differ materially from the currently planned programs summarized in this discussion.

The following table sets forth information regarding compensation earned with respect to the fiscal years ended December 31, 2022 and 2023 by our named executive officers.

Summary Compensation Table

The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2023 and 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total $

David A. Gonyer	2023	595,000	-	94,500	71,309	760,809
Chief Executive Officer	2022	570,000	171,000	78,488	65,534	885,022

Matthew J. D'Onofrio	2023	450,000	-	78,000	48,121	576,121
President, Chief	2022	417,000	93,825	44,850	46,285	601,960
Operating Officer, Secretary and Treasurer

Marilyn R. Carlson, D.M.D., M.D.	2023	420,000	-	47,250	24,989	492,239
Chief Medical Officer	2022	402,000	90,450	44,850	25,688	562,988

(1)
Amounts shown represent performance bonuses earned for 2022. Bonus amounts for 2023 are not calculable as of the date of this prospectus. It is anticipated that 2023 bonus amounts will be determined in the first quarter of 2024, at which time the Company will disclose the amounts of such bonuses.
(2)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2023 and 2022 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Quarterly Report on Form 10-Q for the periods ended March 31, 2023 and 2022, filed with the SEC on May 15, 2023. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)
Amount shown represents the cost of company-paid health insurance premiums (in the case of Messrs. Gonyer and D’Onofrio) and reimbursement for health insurance benefits (in the case of Dr. Carlson) during 2023 and 2022.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the board of directors and compensation committee believe that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

The actual base salaries paid to all of our named executive officers for 2023 are set forth in the “Summary Compensation Table” above.

In February 2023, our compensation committee approved base salary increases for 2023 for Messrs. Gonyer and D’Onofrio and Dr. Carlson to $595,000, $450,000, and $420,000, respectively. These base salary increases represented adjustments of approximately 4.4%, 7.9% and 4.5%, respectively.

The base salaries of our named executive officers continue to be below the median level of similarly-situated executives for our peer group of companies.

Annual Bonuses

Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our compensation committee and board of directors.

Bonuses are set based on a percentage of the executive’s base salary as of the end of the bonus year and are expected to be paid out in the first quarter of the following year. The target levels for 2023 executive bonuses were as follows: 60% for our Chief Executive Officer, 50% for our President and Chief Operating Officer, and 45% for our Chief Medical Officer. The executive bonuses are 100% based on the achievement of corporate objectives that are set each year by the board of directors and the compensation committee. All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee.

For 2023, the corporate performance objectives for our named executive officers were related to corporate financial objectives. Bonuses for any one year are usually determined and paid in the first quarter of the following year. Accordingly, bonus compensation for our named executive officers for 2023 has not yet been determined as of the date of filing of this prospectus.

The overall achievement level was then used to determine each named executive officer’s bonus. The bonuses paid to our named executive officers for 2023 are set forth in the “Summary Compensation Table” above.

Equity-Based Incentive Awards

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. Our compensation committee reviews competitive market data prepared by APA in connection with its grant of long-term equity incentive awards to the named executive officers, but such awards are not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted to our named executive officers generally vest on a monthly basis over a four-year period. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate.

In February 2023, our named executive officers were granted stock options to purchase shares of our common stock. Specifically, Messrs. Gonyer and D’Onofrio and Dr. Carlson were granted options to purchase 30,000, 25,000, and 15,000 shares of our common stock, respectively. The options for Mr. Gonyer and Dr. Carlson vest on a monthly basis over a four-year period commencing January 1, 2023, while the options for Mr. D'Onofrio vest on the four-year anniversary of the grant date, subject to the reporting person’s continued service to the issuer through each such vesting date.

We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information. Stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstances. For additional discussion, please see “Employment Agreements.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the named executive officers outstanding as of December 31, 2023:

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)(3)(4) (5)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)(3)(4)(5)	Option Exercise Price ($)	Option Expiration Date

David A. Gonyer, R.Ph.	6/17/2019	4,417	-	7.44	3/5/2025
	6/17/2019	3,750	-	7.44	1/27/2026
	6/17/2019	14,062	-	7.44	1/25/2027
	6/17/2019	14,062	-	7.44	2/7/2028
	6/17/2019	14,062	-	7.44	2/5/2029
	2/28/2020	25,107	1,976	14.76	2/27/2030
	1/27/2021	25,216	9,367	32.16	1/26/2031
	2/2/2022	6,986	7,597	6.60	2/1/2032
	2/8/2023	6,875	23,125	4.01	2/7/2033

Matthew J. D'Onofrio	6/17/2019	4,417	-	7.44	3/5/2025
	6/17/2019	3,281	-	7.44	1/27/2026
	6/17/2019	9,375	-	7.44	1/25/2027
	6/17/2019	9,375	-	7.44	2/7/2028
	6/17/2019	9,375	-	7.44	2/5/2029
	2/28/2020	15,450	1,216	14.76	2/27/2030
	1/27/2021	18,228	6,772	32.16	1/26/2031
	2/2/2022	3,992	4,341	6.60	2/1/2032
	2/8/2023	-	25,000	4.01	2/7/2033

Marilyn R. Carlson	6/17/2019	4,687	-	7.44	3/5/2025
D.M.D., M.D.	6/17/2019	2,109	-	7.44	1/27/2026
	6/17/2019	6,250	-	7.44	1/25/2027
	6/17/2019	7,812	-	7.44	2/7/2028
	6/17/2019	7,812	-	7.44	2/5/2029
	2/28/2020	15,450	1,216	14.76	2/27/2030
	1/27/2021	18,228	6,772	32.16	1/26/2031
	2/2/2022	3,992	4,341	6.60	2/1/2032
	2/8/2023	3,437	11,563	4.01	2/7/2023

(1)
All of the options have a ten-year term from the original grant date (prior to giving effect to the stock option exchange in June 2019, which did not result in an extension of the original ten-year term of the options). The options granted on June 17, 2019 represent options granted to the named executive officers pursuant to the stock option exchange completed on June 17, 2019. The options surrendered pursuant to the stock option exchange completed on June 17, 2019 were exchanged for a new unvested option covering a lesser number of shares determined in accordance with the “exchange ratio” with an exercise price of $7.44 per share. All of the existing stock options that were surrendered by the employees had exercise prices significantly above the recent trading prices of our common stock and the average market price of our common stock over the prior 12 months. The new options vest monthly over four years, commencing June 17, 2019. Employees received three new options for every four eligible options surrendered, with this exchange ratio applied on a grant-by-grant basis and the resulting number of options rounded down to the nearest whole share. The new stock options retained the same expiration date as the surrendered stock options to which they related. The other terms and conditions of the new options are governed by the terms and conditions of our 2013 Equity Incentive Award Plan and the stock option agreements entered into thereunder.

(2)
Of the options granted on February 28, 2020, 50% vest on a monthly basis over a four-year period commencing January 1, 2020, and 50% vest on a monthly basis over a four-year period commencing June 19, 2020, the date that FDA approved the Gimoti NDA.
(3)
The options granted on January 27, 2021 vest on a monthly basis over a four-year period measured from January 1, 2021, subject to the named executive officer’s continued employment or service through each such vesting date.
(4)
The options granted on February 2, 2022 vest on a monthly basis over a four-year period measured from January 1, 2022, subject to the named executive officer’s continued employment or service through each such vesting date.
(5)
The options granted on February 8, 2023 vest on a monthly basis over a four-year period measured from January 1, 2023, subject to the named executive officer’s continued employment or service through each such vesting date, except for Mr D’Onofrio’s grant which vests on the four-year anniversary of the grant date, subject to his continued service through this date.

Employment Arrangements with our Executive Officers

Employment Agreements with Messrs. Gonyer and D'Onofrio

We have entered into employment agreements with each of Messrs. Gonyer and D’Onofrio. Pursuant to the employment agreements, each executive's base salary is subject to review each year at the sole discretion of the compensation committee. The executives are eligible to earn an annual cash performance bonus under the company’s bonus plan or plans applicable to senior executives. The annual cash performance bonus payable is based on the achievement of individual and/or company performance goals to be determined in good faith by the compensation committee.

Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below), such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he or she is entitled; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of his employment occurs, prorated for the period of his service during such year, provided that the officer shall not be entitled to receive such amount in the event that his termination results from his discharge by us without cause prior to a change in control (as defined below); (4) a lump sum cash payment in an amount equal to the cost of the continuation of health benefits for a period of 12 months following date of termination; (5) a lump sum cash payment in an amount equal to the cost of his life insurance premiums for a period of 12 months following the date of termination; (6) solely in the event of the officer’s termination by us without cause or by the officer for good reason, a lump sum cash payment in an amount equal to $15,000 for outplacement service; and (7) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such executive officer remained continuously employed by us during such period. In the event an officer’s termination without cause or resignation for good reason occurs within three months prior to the occurrence of a change in control or within 12 months following a change in control, all of his outstanding unvested stock awards will accelerate and become fully vested on the later of (1) the date of termination or (2) the date of such change in control.

Employment Agreement with Dr. Carlson

We have also entered into an employment agreement with Dr. Carlson. Pursuant to the employment agreement, Dr. Carlson agrees to devote 80% of her productive time and efforts to the performance of her duties as Chief Medical Officer. Pursuant to the employment agreement, Dr. Carlson’s base salary is subject to review each year at the sole discretion of the compensation committee. Dr. Carlson is also eligible to earn an annual cash performance bonus under the company’s bonus plan or plans applicable to senior executives. The annual cash performance bonus payable is based on the achievement of individual and/or Company performance goals to be determined in good faith by the compensation committee. The company also pays Dr. Carlson a taxable monthly payment equal to the monthly premium Dr. Carlson pays for healthcare coverage under Medicare, in an amount not to exceed $2,000 per month.

Pursuant to the employment agreement, if we terminate Dr. Carlson’s employment without cause (as defined below) or Dr. Carlson resigns for good reason (as defined below), Dr. Carlson is entitled to the following payments and benefits: (1) fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled; (2) a lump sum cash payment in an amount equal to her monthly base salary as in effect immediately prior to the date of termination for a period of nine months; (3) a lump sum cash payment in an amount equal to her bonus for the year in which the termination of her employment occurs, prorated for the period of her service during such year, provided that Dr. Carlson shall not be entitled to receive such amount in the event that her termination results from her discharge by the company without cause prior to a change in control (as defined below); and (4) a taxable monthly payment in an amount equal to her monthly healthcare coverage costs under Medicare as in effect immediately prior to the date of termination, in an amount not to exceed $2,000 per month, for a period of nine months.

In the event Dr. Carlson’s termination without cause or resignation for good reason occurs within three months prior to the occurrence of a change in control or within 12 months following a change in control, all of her outstanding unvested stock awards will accelerate and become fully vested on the later of (1) the date of termination or (2) the date of such change in control.

Dr. Carlson’s employment agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

Defined Terms for Purposes of Employment Agreements

For purposes of the employment agreements with the named executive officers, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us or any successor or affiliate of ours; (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony; (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has a material adverse impact on any such entity; (4) gross negligence, insubordination or material violation of any duty of loyalty, or any other material misconduct on the part of the executive officer; (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or her receipt of written notice from our board of directors stating with specificity the nature of such failure, refusal or neglect; or (6) breach of any material provision of his or her employment agreement.

For purposes of the employment agreements with the named executive officers, “good reason” generally means (1) other than for Dr. Carlson, a change in the executive officer’s status, position or responsibilities that, in the executive officer’s reasonable judgment, represents a substantial and material reduction in the status, position or responsibilities as in effect immediately prior thereto; the assignment to the executive officer of any duties or responsibilities that, in the executive officer’s reasonable judgment, are materially inconsistent with such status, position or responsibilities; or any removal of the executive officer from or failure to reappoint or reelect the executive officer to any of such positions, except in connection with the termination of the executive officer’s employment for cause (as defined above), as a result of his or her permanent disability or death, or by the executive officer other than for good reason; (2) with respect to Dr. Carlson, a material diminution in her authority, duties or responsibilities; (3) a material reduction in the executive officer’s annual base salary, except in connection with a general reduction in the compensation of our or any successor’s or affiliate’s personnel with similar status and responsibilities; (4) our or any successor’s or affiliate’s requirement the executive officer (without the executive officer’s consent) be based at any place outside a 50-mile radius of his or her placement of employment as of the effective date of the employment agreement, except for reasonably required travel for our or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the effective date of the employment agreement; (5) any material breach by us or any successor or affiliate of obligations to the executive officer under the employment agreement; (6) other than for Dr. Carlson, any purported termination of the executive officer’s employment or service relationship for cause (as defined above) by us or any successor or affiliate that is not in accordance with the definition of cause; or (7) other than for Dr. Carlson, a change in control (as defined below).

For purposes of the employment agreements with the named executive officers, “bonus” generally means an amount equal to the greater of (1) the executive officer’s target bonus for the fiscal year in which the date of termination occurs; or (2) the bonus awarded to the executive officer for the fiscal year prior to the date of termination (which bonus shall be annualized to the extent the executive officer was not employed for the entire fiscal year prior to the date of termination). If any portion of the bonus awarded to the executive officer consisted of securities or other property, the fair market value thereof shall be determined in good faith by our board of directors.

For purposes of the employment agreements with the named executive officers, a “change in control” generally means:

•
a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;
•
our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (1) a merger, consolidation, reorganization, or business combination, (2) the sale or other disposition of all or substantially all of our assets or (3) the acquisition of assets or stock of another entity, in each case other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or
•
the approval by our stockholders of a liquidation or dissolution of our company.

401(k) Plan

We currently maintain a 401(k) retirement savings plan that allows eligible employees to contribute a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our named executive officers in accordance with our compensation policies.

Health and Welfare Benefits; Perquisites

Our named executive officers are eligible to participate in our health and welfare plans. We reimburse Dr. Carlson for her health care premiums and pay for the health and welfare benefits for our other named executive officers and our other four employees. We do not provide our named executive officers with any other significant perquisites or other personal benefits.

Clawback Policy

We maintain a compensation recovery policy that is compliant with the Nasdaq Listing Rules, as required by the Dodd-Frank Act.

Equity Incentive Plans

The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the applicable plan, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

2013 Equity Incentive Plan

Purpose. The purpose of our 2013 Equity Incentive Plan (the “2013 Plan”) is to promote our success and enhance our value by linking the individual interests of the members of the board of directors and our employees and consultants to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The 2013 Plan is further intended to provide us flexibility in our ability to motivate, attract, and retain the services of members of the board of directors, our employees and our consultants upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent.

Securities Subject to the 2013 Plan. As of December 31, 2023, a total of 1,172,070 shares of our common stock were authorized for issuance under the 2013 Plan. In addition, commencing on January 1, 2024 and on each January 1 thereafter during the ten-year term of the 2013 Plan, through and including January 1, 2033, the aggregate number of shares available for issuance under the 2013 Plan shall be increased by that number of shares of our common stock equal to the lesser of:

•
6% of our outstanding capital stock on the last day of the immediately preceding calendar year; or
•
an amount determined by our board of directors.

The number of shares of stock that may be issued or transferred pursuant to ISOs under the 2013 Plan may not exceed an aggregate of 50,000,000 shares. All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”

To the extent that an award lapses, expires, is forfeited or is settled for cash, any shares subject to the award will, to the extent of such lapse, expiration, forfeiture or cash settlement, be available for future grant or sale under the 2013 Plan. In addition, shares of common stock which are delivered by the holder or withheld by us in payment of the grant or exercise price or tax withholding obligation of any award under the 2013 Plan will again be available for future grant or sale under the 2013 Plan. If any shares of restricted stock are forfeited by a participant or repurchased by us pursuant to the 2013 Plan, such shares shall again be available for future grant or sale under the 2013 Plan. Any shares subject to a Stock Appreciation Right, or a SAR, that are not issued in connection with the stock settlement of the SAR on exercise thereof shall again be available for the grant of an award pursuant to the 2013 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards shall not be counted against the shares of stock available for issuance under the plan.

Administration. The compensation committee of our board of directors administers the 2013 Plan (except with respect to any award granted to non-employee directors, which must be administered by our full board of directors). To administer the 2013 Plan, our compensation committee must consist solely of at least two members of our board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Subject to the terms and conditions of the 2013 Plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of awards to grant, the number of shares to be subject to such awards, and the terms and conditions of such awards, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2013 Plan. Our compensation committee is also authorized to establish, adopt, amend or revise rules relating to administration of the 2013 Plan. Our board of directors may at any time revest in itself the authority to administer the 2013 Plan.

Eligibility. Options, SARs, restricted stock and other awards under the 2013 Plan may be granted to individuals who are our officers or employees or are the officers or employees of any of our subsidiaries. Such awards may also be granted to our non-employee directors and consultants, but only employees may be granted ISOs. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year under the 2013 Plan may not exceed $400,000. The board of directors may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards. The 2013 Plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, stock payments and performance awards, or any combination thereof. Our compensation committee (or the board of directors, in the case of awards to non-employee directors) will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•
Nonqualified stock options, or NQSOs, provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of common stock on the date of grant, and usually will become exercisable (at the discretion of our compensation committee or our board of directors, in the case of awards to non-employee directors) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee (or our board of directors, in the case of awards to non-employee directors). NQSOs may be granted for any term specified by our compensation committee (or our board of directors, in the case of awards to non-employee directors).
•
ISOs are designed to comply with the provisions of the Code and are subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock, the 2013 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.
•
Restricted stock may be granted to participants and made subject to such restrictions as may be determined by our compensation committee (or our board of directors, in the case of awards to non-employee directors). Typically, restricted stock may be forfeited for no consideration if the conditions or restrictions are not met, and it may not be sold or otherwise transferred to third parties until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to the time when the restrictions lapse.
•
Restricted stock units may be awarded to participants, typically without payment of consideration or for a nominal purchase price, but subject to vesting conditions including continued employment or on performance criteria established by our compensation committee (or our board of directors, in the case of awards to non-employee directors). Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.
•
SARs granted under the 2013 Plan typically provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR. There are no restrictions specified in the 2013 Plan on the exercise of SARs or the amount of gain realizable therefrom. Our compensation committee (or the board of directors, in the case of awards to non-employee directors) may elect to pay SARs in cash or in common stock or in a combination of both.
•
Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.
•
Performance awards may be granted by our compensation committee on an individual or group basis. Generally, these awards will be based upon the attainment of specific performance goals that are established by our compensation committee and relate to one or more performance criteria on a specified date or dates determined by our compensation committee. Performance awards may be paid in cash or in shares of common stock.

Stock payments may be authorized by our compensation committee (or our board of directors, in the case of awards to non-employee directors) in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement, made in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to employees, consultants or members of our board of directors.

Performance-Based Compensation. The compensation committee may grant to eligible recipients restricted stock, dividend equivalents, stock payments, restricted stock units, cash bonuses and other stock-based awards that are paid, vest or become exercisable upon the attainment of company performance criteria relating to our performance, the performance of a division, business unit or an individual, and may include but are not limited to the following: operating or other costs and expenses, improvements in expense levels, cash flow (including, but not limited to, operating cash flow and free cash flow), return on assets, return on capital, stockholders’ equity, return on stockholders’ equity, total stockholder return, return on sales, gross or net profit or operating margin, working capital, net earnings (either before or after interest, taxes, depreciation and amortization), gross or net sales or revenue, net income (either before or after taxes), adjusted net income, operating earnings, earnings per share of stock, adjusted earnings per share of stock, price per share of stock, regulatory body approval for commercialization of a product, capital raised in financing transactions or other financing milestones, market recognition (including but not limited to awards and analyst ratings), financial ratios, implementation or completion of critical projects, market share, economic value, comparisons with various stock market indices, and implementation, completion or attainment of objectively determinable objectives relating to research, development, regulatory, commercial or strategic milestones or development. These performance criteria may be measured in absolute terms or as compared to performance in an earlier period or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The compensation committee may provide that one or more adjustments will be made to one or more of the performance goals established for any performance period. Such adjustments may include one or more of the following: items related to a change in accounting principle, items relating to financing activities, expenses for restructuring or productivity initiatives, other non-operating items, items related to acquisitions, items attributable to the business operations of any entity acquired by us during the performance period, items related to the disposal of a business or segment of a business, items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period, any other items of significant income or expense which are determined to be appropriate adjustments, items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets, items that are outside the scope of our core, on-going business activities, items related to acquired in-process research and development, items relating to changes in tax laws, items relating to major licensing or partnership arrangements, items relating to asset impairment charges, items relating to gains and losses for litigation, arbitration or contractual settlements, or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Forfeiture, Recoupment and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to awards under the 2013 Plan, the compensation committee has the right to provide, in an award agreement or otherwise, that an award shall be subject to the provisions of any recoupment or clawback policies implemented by us, including, without limitation, any recoupment or clawback policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

Adjustments. If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our common stock or the share price of our common stock other than an equity restructuring (as defined in the 2013 Plan), the plan administrator will make such equitable adjustments, if any, as the plan administrator in its discretion may deem appropriate to reflect such change with respect to (1) the aggregate number and type of shares that may be issued under the 2013 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the plan during any calendar year), (2) the number and kind of shares, or other securities or property, subject to outstanding awards, (3) the number and kind of shares, or other securities or property, for which automatic grants are to be subsequently made to new and continuing non-employee directors, (4) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and (5) the grant or exercise price per share for any outstanding awards under the 2013 Plan. If there is any equity restructuring, (1) the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted, and (2) the plan administrator will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the 2013 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the plan during any calendar year). Adjustments in the event of an equity restructuring will not be discretionary. The plan administrator also has the authority under the 2013 Plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards.

Corporate Transactions. In the event of a change in control where the acquirer does not assume or substitute awards granted under the 2013 Plan, awards issued under the 2013 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. Under the 2013 Plan, a change in control is generally defined as:

•
a transaction or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the Securities and Exchange Commission, or SEC) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;
•
during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;
•
our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (1) a merger, consolidation, reorganization, or business combination or (2) the sale or other disposition of all or substantially all of our assets in any single transaction or series of transactions or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:
•
which results in our voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into our voting securities or the voting securities of the person that, as a result of the transaction, controls us, directly or indirectly, or owns, directly or indirectly, all or substantially all of our assets or otherwise succeeds to our business (we or such person being referred to as a successor entity)) directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and
•
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group is treated as beneficially owning 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction; or
•
our stockholders approve a liquidation or dissolution of the company.

Amendment and Termination of the 2013 Plan. Our compensation committee or board of directors may terminate, amend or modify the 2013 Plan. However, stockholder approval of any amendment to the 2013 Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2013 Plan that increases the number of shares available under the 2013 Plan or that may be issued to an individual in any calendar year. If not terminated earlier by our compensation committee or board of directors, the 2013 Plan will terminate in March 2033 on the tenth anniversary of the date of its initial approval by our board of directors.

Repricing Permitted. Our compensation committee (or the board of directors, in the case of awards to non-employee directors) has the authority, without the approval of our stockholders, to authorize the amendment of any outstanding award to reduce its price per share and to provide that an award will be canceled and replaced with the grant of an award having a lesser price per share. Our compensation committee (or the board of directors, in the case of awards to non-employee directors) also has the authority, without the approval of our stockholders, to amend any outstanding award to increase the price per share or to cancel and replace an award with the grant of an award having a price per share that is greater than or equal to the price per share of the original award.

2013 Employee Stock Purchase Plan

Purpose. The purpose of our 2013 Employee Stock Purchase Plan (the “ESPP”) is to assist our eligible employees in acquiring a stock ownership interest in our company and to help our eligible employees provide for their future security and to encourage them to remain in our employment.

Securities Subject to the ESPP. As of December 31, 2023, a total of 145,381 shares of our common stock are authorized for issuance under the ESPP. In addition, commencing on January 1, 2024 and on each January 1 thereafter through and including January 1, 2033, the aggregate number of shares available for issuance under the ESPP shall be increased by that number of shares of our common stock equal to the lesser of:

•
1% of our outstanding capital stock on the last day of the immediately preceding calendar year; or
•
an amount determined by our board of directors.

Not withstanding the foregoing, the number of shares of stock that may be issued or transferred pursuant to awards under the ESPP may not exceed an aggregate of 10,000,000 shares. All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”

Administration. Our board of directors or its committee has full and exclusive authority to interpret the terms of the ESPP and determine eligibility. Our compensation committee is the administrator of the ESPP.

Eligibility. Our employees are eligible to participate in the ESPP if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year on the day prior to the first day of the offering period. However, an employee may not be granted rights to purchase stock under our ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the relevant offering date. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Participation in an Offering.

•
Offering Periods and Purchase Periods. Our ESPP is intended to qualify under Code Section 423 and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by our compensation committee and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates will be determined by the compensation committee for each offering period, but will generally be the last trading day in each offering period. The compensation committee may, in its discretion, modify the terms of future offering periods. The ESPP is currently implemented by six-month “offering periods.” A new six-month offering period will commence on each of September 1 and March 1 during the term of the ESPP. “Purchase dates” will be set for the last trading day in each six-month offering period and will occur on each of August 31 and February 28 (unless such days are not trading days).

•
Enrollment; Contributions. Our ESPP permits participants to purchase common stock through payroll deductions of up to 20% of their eligible compensation, which includes a participant’s gross base compensation for services to the company, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. Unless otherwise determined by the administrator prior to the commencement of an offering period, a participant may purchase a maximum of 100,000 shares of common stock during each offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period). After an employee authorizes us to deduct a certain percentage of his or her compensation for the purchase of shares under the ESPP, we will make such deductions from his or her paycheck each pay period during an offering period and hold the accumulated amounts in a bank account until the completion of the offering period. An employee will not receive any interest on the amounts of compensation that we accumulate for the purchase of shares under the ESPP. We may use all funds held by us under the ESPP for any corporate purpose, and we are not obligated to segregate such funds.
•
Purchase Rights. On the first day of each offering period, each participant automatically is granted an option to purchase shares of our common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each offering period to the extent of the payroll deductions accumulated during such purchase period.
•
Purchase Price. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the applicable purchase date. The fair market value per share of our common stock under the ESPP is generally the closing sale price of our common stock on the Nasdaq Stock Market on the date for which fair market value is being determined, or if there is no closing sales price for a share of our common stock on the date in question, the closing sales price for a share of common stock on the last preceding date for which such quotation exists.
•
Withdrawal; Termination of Employment. Participants may end their participation at any time during an offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

Adjustments.

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of company assets to stockholders (other than normal cash dividends), or any other corporate event affecting our common stock, the number of shares reserved under the ESPP and the price per share and number of shares of our common stock covered by each outstanding right may be adjusted proportionately. Such adjustments will be made by the administrator of the ESPP, whose determination in that respect will be final, binding and conclusive.

In the event of certain significant transactions or a change in control (as defined in the ESPP), the administrator of the ESPP may provide for (1) either the replacement or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

Transferability. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Amendment and Termination. The administrator of the ESPP may amend, suspend or terminate the ESPP. However, stockholder approval of any amendment to the ESPP will be obtained for any amendment which changes the aggregate number or type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code. The ESPP will continue in effect until it is terminated by our board of directors.

Non-Employee Director Compensation

The following table sets forth information for the year ended December 31, 2023 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2023. Employees of our company who also serve as a director do not receive additional compensation for their performance of services as a director.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)	Total ($)
Cam Garner	73,000	29,948	(2)	—	102,948
Todd C. Brady, M.D., Ph.D.	54,750	24,675	(3)	—	79,425
Malcolm R. Hill, Pharm.D.	54,500	24,675	(4)	—	79,175
Vickie W. Reed	60,000	25,308	(5)	—	85,308
Kenneth J. Widder, M.D.	53,500	24,043	(6)	—	77,543

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2023 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Quarterly Report on Form 10-Q for the periods ended June 30, 2023 and 2022, filed with the SEC on August 10, 2023. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)
Represents options to purchase 17,750 shares of our common stock granted to Mr. Garner for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Mr. Garner continues to provide services to us through such date.
(3)
Represents options to purchase 14,625 shares of our common stock granted to Dr. Brady for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Brady continues to provide services to us through such date.
(4)
Represents options to purchase 14,625 shares of our common stock granted to Dr. Hill for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Hill continues to provide services to us through such date.
(5)
Represents options to purchase 15,000 shares of our common stock granted to Ms. Reed for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Ms. Reed continues to provide services to us through such date.
(6)
Represents options to purchase 14,250 shares of our common stock granted to Dr. Widder for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Widder continues to provide services to us through such date.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2023 by each non-employee director who was serving as of December 31, 2023.

Director	Options Exercisable at December 31, 2023	Options Unexercisable at December 31, 2023
Cam Garner	29,458	17,750
Todd C. Brady, M.D., Ph.D.	26,018	14,625
Malcolm R. Hill, Pharm.D.	24,645	14,625
Vickie W. Reed	8,722	16,944
Kenneth J. Widder, M.D.	25,580	14,250

For the year ended December 31, 2023, each non-employee director received $45,000 for his or her service. Additionally, the chair of our board of directors received an annual cash retainer of $20,000, the chair of the audit committee received an additional annual cash retainer of $15,000, the chair of the compensation committee received an additional annual cash retainer of $8,000, and the chair of the nominating and corporate governance committee received an additional annual cash retainer of $5,500. Audit committee members received an additional cash retainer of $5,750, compensation committee members received an additional annual cash retainer of $4,000 and nominating and corporate governance committee members received an additional annual cash retainer of $2,750.

Each non-employee director who is newly elected or appointed to the board of directors will receive an initial grant of options to purchase 5,833 shares of our common stock, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, upon such election or appointment to the board of directors. Effective January 2023, our board of directors amended the compensation program for our non-employee directors. Under the amended program, non-employee directors receive annual grants of options on the date of each annual meeting of stockholders as follows: each non-employee director, options to purchase 12,000 shares; chair of our board of directors, an additional grant of options to purchase 3,500 shares; chair of the audit committee, an additional grant of options to purchase 3,000 shares; chair of the compensation committee, an additional 2,250 shares; and chair of the nominating and corporate governance committee, an additional grant of options to purchase 1,500 shares. Audit committee members received an additional grant of options to purchase 1,500 shares; members of the compensation committee received an additional grant of 1,125 shares; and the members of the nominating and corporate governance committee received an additional grant of options to purchase 750. All of the annual grants will vest on the first anniversary of the date of grant. The remaining terms of the director compensation program as in effect prior to this amendment remain unchanged.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of September 30, 2023 by (i) each person or group of persons known by us to beneficially own at least 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of September 30, 2023 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Exchange Act and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 3,343,070 shares of common stock outstanding on September 30, 2023. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o Evoke Pharma, Inc., 420 Stevens Avenue, Suite 230, Solana Beach, CA 92075. We believe, based on information provided to us that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After to Offering
	Number	Percentage	Number	Percentage
Executive Officers and Directors
David A. Gonyer, R.Ph.(1)	145,950	4.2%	145,950	4.2%
Matthew J. D'Onofrio(2)	96,345	2.8%	96,345	2.8%
Marilyn R. Carlson, D.M.D., M.D.(3)	75,870	2.2%	75,870	2.2%
Cam L. Garner(4)	57,424	1.7%	57,424	1.7%
Todd C. Brady, M.D., Ph.D.(5)	26,351	*	26,351	*
Malcolm R. Hill, Pharm.D.(6)	26,249	*	26,249	*
Vickie W. Reed(7)	8,722	*	8,722	*
Kenneth J. Widder, M.D.(8)	25,580	*	25,580	*
All executive officers and directors as a group (8 persons)(9)	462,491	12.4%	462,491	12.4%

* Less than 1%

(1)
Includes (a) 23,416 shares held by a family trust of which Mr. Gonyer and his spouse are co-trustees and (b) 117,636 shares Mr. Gonyer has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of September 30, 2023.
(2)
Includes 76,512 shares Mr. D’Onofrio has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of September 30, 2023.
(3)
Includes 71,547 shares Dr. Carlson has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of September 30, 2023.

(4)
Includes (a) 19,633 shares held by Garner Investments, L.L.C., of which Mr. Garner is the managing member, (b) 8,333 shares held by The Garner Family Foundation of which Mr. Garner is Director, Secretary and Chief Financial Officer, and (c) 29,458 shares that Mr. Garner has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of September 30, 2023.
(5)
Includes 26,018 shares Dr. Brady has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of September 30, 2023.
(6)
Includes 24,645 shares that Dr. Hill has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of September 30, 2023.
(7)
Includes 8,722 shares that Ms. Reed has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of September 30, 2023.
(8)
Includes 25,580 shares that Dr. Widder has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of September 30, 2023.
(9)
Includes 380,118 shares of common stock subject to outstanding options which are immediately exercisable within 60 days of September 30, 2023.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of common stock and Pre-Funded Warrants and accompanying Common Warrants or components thereof, which we refer to collectively as the “Securities,” issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of the Securities.

This discussion is limited to holders that hold the Securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•
U.S. expatriates and certain former citizens or long-term residents of the United States;
•
persons holding the Securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•
banks, insurance companies, and other financial institutions;
•
brokers, dealers or traders in securities;
•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•
tax-exempt organizations or governmental organizations;
•
persons deemed to sell the Securities under the constructive sale provisions of the Code;
•
persons for whom our stock and Pre-Funded Warrants constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•
persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an “applicable financial statement” (as defined in the Code);
•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•
tax-qualified retirement plans.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.

Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Allocation of Purchase Price

Each share of common stock or Pre-Funded Warrant, as applicable, and accompanying Common Warrant will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock or Pre-Funded Warrant, as applicable, and accompanying Common Warrant to purchase our common stock. In determining their tax basis for the common stock or Pre-Funded Warrant and the Common Warrant constituting an investment unit, holders of Securities should allocate their purchase price for the investment unit between the common stock or Pre-Funded Warrant, as applicable, and the Common Warrant on the basis of their relative fair market values at the time of issuance. The Company does not intend to advise holders of the Securities with respect to this determination, and holders of the Securities are advised to consult their tax and financial advisors with respect to the relative fair market values of the common stock or Pre-Funded Warrant, as applicable, and the accompanying Common Warrant for U.S. federal income tax purposes.

Treatment of Pre-Funded Warrants

Although not free from doubt, a Pre-Funded Warrant should be treated as a share of our common stock for U.S. federal income tax purposes, and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of a fractional share) upon the exercise of a Pre-Funded Warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.0001. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including alternative characterizations).

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of the Securities that, for U.S. federal income tax purposes, is or is treated as any of the following:

•
an individual who is a citizen or resident of the United States;
•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not expect to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock or Pre-Funded Warrants (other than certain distributions of common stock), such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock or Pre-Funded Warrants, as applicable.

Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants

Upon the sale, exchange or other taxable disposition of the common stock or Pre-Funded Warrants, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (ii) such U.S. holder’s adjusted tax basis in the common stock or Pre-Funded Warrant. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such common stock or Pre-Funded Warrant is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Sale or Other Disposition, Exercise or Expiration of Common Warrants

Upon the sale or other disposition of a Common Warrant (other than by exercise), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. holder’s tax basis in the Common Warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Common Warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.

In general, a U.S. holder will not be required to recognize income, gain or loss upon exercise of a Common Warrant for its exercise price (except to the extent the U.S. holder receives a cash payment for a such fractional share that would otherwise have been issuable upon exercise of the Common Warrant, which will be treated as a sale as described above under “Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants”). A U.S. holder’s tax basis in a share of common stock received upon exercise of Common Warrants will be equal to the sum of (i) the U.S. holder’s tax basis in the Common Warrants exchanged therefor and (ii) the exercise price of such Common Warrants. A U.S. holder’s holding period in the shares of common stock received upon exercise will commence on the day after such U.S. holder exercises the Common Warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a Common Warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the shares of common stock received upon exercise of Common Warrants should commence on the day after the Common Warrants are exercised. In the latter case, the holding period of the shares of common stock received upon exercise of Common Warrants would include the holding period of the exercised Common Warrants. However, our position is not binding on the IRS, and the IRS may treat a cashless exercise of a Common Warrant as a taxable exchange. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Common Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received.

If a Common Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in the Common Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such Common Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Common Warrants or Pre-Funded Warrants

As described in the section entitled “Dividend Policy,” we do not expect to pay any cash dividends on our capital stock in the foreseeable future. However, if at any time during the period in which a U.S. holder holds Common Warrants or Pre-Funded Warrants, we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the Common Warrants or Pre-Funded Warrants, the exercise price thereof were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of the Common Warrants or Pre-Funded Warrants, as applicable, to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances or other adjustments are made (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. In addition, a holder of a Common Warrant or Pre-Funded Warrant may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of common stock issuable upon exercise of the Common Warrant or Pre-Funded Warrant. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Common Warrants and Pre-Funded Warrants.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the distribution of cash or property that results in the deemed distribution and (iii) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on the common stock or Pre-Funded Warrants or Common Warrants (including constructive dividends) or receives proceeds from the sale or other taxable disposition of common stock, Pre-Funded Warrants, or Common Warrants. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•
fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•
furnishes an incorrect taxpayer identification number;
•
is notified by the IRS that the holder previously failed to properly report payments of interest or dividends;
•
or fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the Securities that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not expect to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make distributions of cash or property (other than certain distributions of common stock) on our common stock or Pre-Funded Warrants, such will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock or Pre-Funded Warrants, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock, Pre-Funded Warrants or Common Warrants. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock or Pre-Funded Warrants that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock or Pre-Funded Warrants in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Exercise of Common Warrants or Pre-Funded Warrants

A non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of Common Warrants or Pre-Funded Warrants into shares of common stock. However, if a cashless exercise of Common Warrants or Pre-Funded Warrants results in a taxable exchange, as described in “–Treatment of Pre-Funded Warrants” and “–Tax Considerations Applicable to U.S. Holders – Sale or Other Disposition, Exercise or Expiration of Common Warrants,” the rules described below under “Sale or Other Disposition of Common Stock, Pre-Funded Warrants or Common Warrants” would apply.

Sale or Other Disposition of Common Stock, Pre-Funded Warrants or Common Warrants

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, Pre-Funded Warrants or Common Warrants unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
•
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
our common stock, Pre-Funded Warrants, or Common Warrants constitute U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Constructive Dividends on Common Warrants or Pre-Funded Warrants

As described in the section entitled “Dividend Policy,” we do not expect to pay any cash dividends on our capital stock in the foreseeable future. However, if at any time during the period in which a non-U.S. holder holds Common Warrants or Pre-Funded Warrants we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the Common Warrants or Pre-Funded Warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Common Warrants and Pre-Funded Warrants.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our common stock or Pre-Funded Warrants we make to the non-U.S. holder (including constructive dividends with respect to Common Warrants and Pre-Funded Warrants), provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our common stock, Pre-Funded Warrants and Common Warrants to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock, Pre-Funded Warrants or Common Warrants within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock, Pre-Funded Warrants or Common Warrants outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of our common stock, Pre-Funded Warrants or Common Warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock, Pre-Funded Warrants or Common Warrants, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock, Pre-Funded Warrants or Common Warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends). Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, Pre-Funded Warrants or Common Warrants on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

UNDERWRITING

We have entered into an underwriting agreement with Craig-Hallum Capital Group LLC and Laidlaw & Company (UK) Ltd. (the “Representatives”), as the representatives of the underwriters named below and the book-running managers of this offering. Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of our securities listed next to its name in the following table:

Number of Shares and Accompanying Warrants
Craig-Hallum Capital Group LLC
Laidlaw & Company (UK) Ltd.
Total

The underwriters are committed to purchase all of the securities offered by us other than those covered by the over-allotment option described below, if it purchases any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the above securities, subject to prior sale, when, as, and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted a 30-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 2,184,450 shares and/or additional Pre-Funded Warrants to purchase up to 2,184,450 shares (equal to 15% of the number of shares of common stock and Pre-Funded Warrants sold in the offering) and up to 2,184,450 additional Common Warrants (equal to 15% of the number of Common Warrants sold in the offering) at $1.03 per share, less the underwriting discounts and commissions, to cover over-allotments, if any.

Discounts, Commissions, and Expenses

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per share	Without Over-Allotment Option	With Over-Allotment Option
Assumed public offering price
Underwriting discounts and commissions (8.0%) (1)
Proceeds before expenses to us

____________

(1) Reflects underwriting discounts and commissions to the underwriters of $ , or eight percent (8%) per share. We have also agreed to issue the representatives of the underwriters or their designees warrants to purchase a number of shares of common stock equal to 5% of the securities sold in this offering and to reimburse the underwriters for certain offering expenses. In addition, we have agreed to pay a management fee to the representatives equal to 1% of the gross proceeds received in this offering, which is not included in the underwriting discounts and commissions.

The underwriters propose to offer the securities offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the securities to other securities dealers at such price less an expected concession of % of the purchase price per share. If all of the shares offered by us are not sold at the public offering price, the Representatives may change the offering price and other selling terms by means of a supplement to this prospectus.

We have also agreed to reimburse the underwriters for their expenses in connection with this offering, up to $125,000, including fees of underwriters' counsel. We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and reimbursement of fees of underwriters' counsel, will be approximately $450,000.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Representatives' Warrants

Upon the closing of this offering, we have agreed to issue to the Representatives or their designees warrants to purchase a number of shares of Common Stock equal to five percent (5%) of the aggregate number of securities sold in this offering (the “Representatives' Warrants”). The Representatives' Warrants will be exercisable six months from the effective date of this registration statement and will expire five years from the effective date thereof. The exercise price of the warrants is equal to 125% of the offering price of the price per share of the securities offered hereby. The Representatives' Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e) of FINRA. The Representatives (or permitted assignees under Rule 5110(e)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders.

Lock-Up Agreements

Our executive officers and directors have agreed with the Representatives to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, subject to certain customary exceptions. The Representatives may, in their sole discretion and without notice, waive the terms of any of these lock-up agreements. We have also agreed, in the underwriting agreement, that without prior written notice to the Representatives, we will not offer, sell, issue or otherwise transfer or dispose of our securities for 90 days following the closing of this offering, subject to certain customary exceptions.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, each underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our securities. Specifically, such underwriter may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for such underwriter’s own accounts. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by such underwriter is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. To close out a short position, such underwriter may elect to exercise all or part of the over-allotment option. Such underwriter may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, each underwriter may bid for, and purchase, shares of our securities in market-making transactions, including “passive” market-making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be affected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market-making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•
a passive market maker may not affect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;
•
net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and
•
passive market-making bids must be identified as such.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other than the prospectus in electronic or printed format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Certain Relationships

The Representatives and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The Representatives have received, or may in the future receive, customary fees and commissions for these transactions.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “EVOK”.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, San Diego, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP (n/k/a BDO USA P.C.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We also maintain a website at www.evokepharma.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider information on our website to be part of this prospectus.

You may also request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Evoke Pharma, Inc.

Attn: Corporate Secretary

420 Stevens Avenue, Suite 230

Solana Beach, CA 92075

Telephone: (858) 345-1494

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 21, 2023;
•
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, filed with the SEC on May 15, 2023 , August 10, 2023, and November 9, 2023, respectively;
•
our Current Reports on Form 8-K filed with the SEC on January 30, 2023, February 13, 2023, February 21, 2023, March 23, 2023, April 6, 2023, April 20, 2023, May 1, 2023, May 9, 2023, May 11, 2023, May 26, 2023, July 21, 2023, October 12, 2023, November 1, 2023, November 9, 2023, November 22, 2023, November 27, 2023, and November 29, 2023.
•
our Definitive Proxy Statement on Schedule 14A for our 2023 annual meeting of stockholders filed with the SEC on March 29, 2023; and

•
the description of our common stock set forth in our registration statement on Form 8-A (Registration No. 001-36075) filed with the SEC under Section 12(b) of the Exchange Act on September 17, 2013, including any amendments or reports filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Evoke Pharma, Inc., Attn: Corporate Secretary, 420 Stevens Avenue, Suite 230, Solana Beach, CA 92075; Telephone: (858) 345-1494.

You also may access these filings on our website at www.evokepharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Evoke Pharma, Inc.

____________________________________

PROSPECTUS

____________________________________

Book-Running Managers

CRAIG-HALLUM

LAIDLAW & COMPANY (UK) LTD.

Until , 2024 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All amounts are estimates except for the SEC registration fee and the Financial Institution Regulatory Association (“FINRA”) filing fee.

Item	Amount paid or to be paid
SEC registration fee	$5,092
FINRA listing fee	5,000
Legal fee and expenses	300,000
Accounting fees and expenses	130,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous expenses	4,908
Total	$450,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Any underwriting agreement or distribution agreement that we enter into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify us, some or all of our directors and officers and our controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following documents are filed as exhibits to this registration statement.

_____________

Exhibit Number	Description of Exhibit

1.1**	Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2013.)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2022.)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2013.)

4.1	Form of the Company’s Common Stock Certificate (incorporated by reference to the Company’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on August 16, 2013.)

4.2**	Form of Pre-Funded Warrant

4.3**	Form of Common Warrant

5.1*	Opinion of Latham & Watkins LLP

10.1#	Form of Indemnity Agreement for Directors and Officers (incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on May 24, 2013.)

10.2#

Employment Agreement, effective as of December 1, 2013, between the Company and Marilyn R. Carlson (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016.)

10.3#

Evoke Pharma, Inc. 2013 Equity Incentive Award Plan, as amended and restated effective May 10, 2023 (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2023.)

10.4†

Commercial Services Agreement, dated as of January 21, 2020, between the Company and Eversana Life Science Services, LLC (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2020.)

10.5†

3PL Agreement between the Company and Eversana Life Science Services, LLC dated August 27, 2020 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2020.)

10.6#

Non-Employee Director Compensation Policy, as Amended and Restated Effective February 8, 2023 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2023.)

10.7†

Amendment No. 1 to the Commercial Services Agreement, dated as of February 1, 2022, between the Company and Eversana Life Sciences Services, LLC (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2021.)

Exhibit Number	Description of Exhibit

10.8†

Amendment No. 2 to the Commercial Services Agreement, dated as of November 3, 2022, between the Company and Eversana Life Sciences Services, LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022.)

10.9#

Amended and Restated Employment Agreement, effective as of June 7, 2013, between the Company and David A. Gonyer (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on June 14, 2013.)

10.10#

Evoke Pharma, Inc. 2013 Employee Stock Purchase Plan, as amended and restated effective May 10, 2023 (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2023.)

10.11†

Loan Agreement, dated as of January 21, 2020, between the Company and Eversana Life Science Services, LLC (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2020.)

10.12†

Master Supply Agreement dated as of May 11, 2016 by and between the Company and Cosma S.p.A. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016.)

10.13

Third Amendment to Standard Office Lease dated December 15, 2020 between the Company and SB Corporate Centre III-IV, LLC. (incorporated by reference to the Company’s Registration Statement on Form S-3 filed with the SEC on December 22, 2020.)

10.14#

2013 Equity Incentive Award Plan and form of option agreement thereunder (incorporated by reference to the Company’s Amendment No. 4 to Registration Statement on Form S-1 filed with the SEC on August 30, 2013.)

10.15#

Amended and Restated Retention Letter, dated May 22, 2013, between the Company and David A. Gonyer (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on June 14, 2013.)

10.16#

Amended and Restated Retention Letter, dated May 22, 2013, between the Company and Matthew D’Onofrio (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on June 14, 2013.)

10.17†

Asset Purchase Agreement, dated as of June 1, 2007, between the Company and Questcor Pharmaceuticals, Inc. (incorporated by reference to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on July 3, 2013.)

10.18†

Manufacturing Services Agreement dated November 7, 2017, between the Company and Patheon UK Limited (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2018.)

10.19

Standard Office Lease, dated as of December 19, 2016, between the Company and SB Corporate Centre III-IV, LLC (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2017.)

10.20#

Amendment to Amended and Restated Employment Agreement, effective as of January 25, 2017 between the Company and Matthew D’Onofrio (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2017.)

Exhibit Number	Description of Exhibit

10.21

First Amendment to Standard Office Lease dated September 27, 2018 between the Company and SB Corporate Centre III-IV, LLC. (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2019.)

10.22#

Amendment to Employment Agreement, effective as of January 25, 2017, between the Company and Marilyn R. Carlson (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2017.)

10.23

Fifth Amendment to Standard Office Lease, dated August 24, 2022, between the Company and SB Corporate Centre III-IV, LLC.  (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2022.)

10.24

Sixth Amendment to Standard Office Lease, dated October 9, 2023 between the Company and SB Corporate Centre III-IV, LLC.   (incorporated by reference to the Company’s Current Report on Form 10-Q filed with the SEC on November 9, 2023.)

10.25

Second Amendment to Standard Office Lease dated December 6, 2019 between the Company and SB Corporate Centre III IV, LLC  (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2020.)

10.26

Fourth Amendment to Standard Office Lease dated February 3, 2022 between the Company and SB Corporate Centre III-IV, LLC. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2022.)

23.1*	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page of initial filing of this registration statement)

107**	Calculation of Filing Fee Table

† Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

# Management contract or compensatory plan or arrangement.

* Filed herewith

** Previously filed.

(b) Financial statement schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(ii) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(iii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on January 4, 2024.

EVOKE PHARMA, INC.

By:	/s/ David A. Gonyer
Name:	David A. Gonyer, R.Ph.
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Gonyer	Chief Executive Officer and Director (Principal Executive Officer)	January 4, 2024
David A. Gonyer, R.Ph.

/s/ Matthew J. D’Onofrio	President, Chief Operating Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	January 4, 2024
Matthew J. D’Onofrio

*	Chairman of the Board of Directors	January 4, 2024
Cam L. Garner

*	Director	January 4, 2024
Todd C. Brady, M.D., Ph.D.

*	Director	January 4, 2024
Malcolm R. Hill, Pharm.D.

*	Director	January 4, 2024
Vickie W. Reed

*	Director	January 4, 2024
Kenneth J. Widder, M.D.

* Pursuant to power of attorney.

By: /s/ David A. Gonyer

Name: David A. Gonyer

Title: Attorney-in-Fact